Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Primary Offering

Class A Ordinary Shares, par value $0.0001 per share (2)	18,181,821	$1.65(3)	$30,000,004.65	$2,781.00

Secondary Offering

Class A Ordinary Shares, par value $0.0001 per share (4)	30,424,247	$1.57(5)	$47,766,067.80	$4,427.91

Total				$7,208.91

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Consists of (i) 12,121,214 Class A Ordinary Shares issuable upon the exercise of the Series A Warrants and (ii) 6,060,607 Class A Ordinary Shares issuable upon the exercise of the Series B Warrants.
(3)	Based upon the $1.65 exercise price per share of Class A Ordinary Shares issuable upon exercise of the Warrants.
(4)

Represents the resale of 30,424,247 Class A Ordinary Shares, consisting of (i) 12,121,214 Class A Ordinary Shares, which shares were originally issued to the Institutional Investor in connection with the Institutional Investor Private Placement, (ii) 12,121,214 Class A Ordinary Shares issuable upon exercise of the Series A Warrants, (iii) 6,060,607 Class A Ordinary Shares issuable upon exercise of the Series B Warrants, and (iv) 121,212 Class A Ordinary Shares, which shares were originally issued to the Placement Agent as compensation in connection with the Institutional Investor Private Placement.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s common shares on August 22, 2022, as reported on The Nasdaq Stock Market (“Nasdaq”), which was $1.57 per share.